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                                                                    EXHIBIT 10.1


CAMBRIDGE
HEART                                                          MEMORANDUM
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DATE:       DECEMBER 30, 1997

TO:         LES SMITH, KONTRON INSTRUMENTS

FROM:       ERIC DUFFORD

C.C.:       J. ARNOLD

SUBJECT:    TERMINATION OF CURRENT AGREEMENT
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Dear Les,

As a follow up to our most recent conversation, this memo confirms the termination of our distribution agreement with Kontron in its current form. I feel confident that we will be able to build an even stronger partnership by collectively assessing the fit between Cambridge Heart and Kontron on a country by country basis and developing specific strategies to achieve our shared objectives.

When we spoke you expressed concern that the motivation of the country managers and sales representatives may be compromised as a result terminating the global agreement and reestablishing individual agreements with each motivated country manager. For this reason, I've refrained from sending any correspondence to the country managers until you and I have had an opportunity to speak again and discuss all of our alternatives.

I will call you on Monday morning in an effort to determine the best way to restructure our agreement and specifically what we want to communicate to the country managers. One we speak, I will be prepared to immediately send my 1998 business planning requests directly to each manager.

I hope you had a wonderful holiday. I look forward to working with you in the New Year!

Best regards,

/s/ Eric Dufford

P.s. If you receive this prior to Monday, January 5 and would like to talk, fell free to call me at my home. . . .